Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Partners of

Penn Virginia Resource Partners, L.P.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-74212 and 333-156732), on Form S-3 (Nos. 333-166103 and 333-162118), and on Form S-4 (No. 333-170102) of Penn Virginia Resource Partners, L.P. and subsidiaries (the Partnership) of our reports dated February 24, 2012, with respect to the consolidated balance sheets of the Partnership as of December 31, 2011 and 2010, and the related consolidated statements of income, partners’ capital and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2011, and the effectiveness of internal control over financial reporting as of December 31, 2011, which reports appear in the December 31, 2011 Annual Report on Form 10-K of the Partnership.

/s/ KPMG LLP

Houston, Texas

February 24, 2012